FOR IMMEDIATE RELEASE

For additional information contact:

Mike Anderson, Vice President Marketing	Matthew Hayden, President
Solar Power, Inc.	Hayden Communications, Inc.
(916) 745-0916	(760) 994-0034
Manderson@solarpowerinc.net	Matt@haydenir.com

Solar Power, Inc. to Power 10 Schools for Santa Rosa City
School District, a project worth approximately $23 Million

Company provides revenue guidance for 2008 of over $60 million

Roseville, CA - December 13, 2007—Solar Power, Inc. (“SPI”) (OTCBB: SOPW), with its joint venture partner Solar Power Integrators, has received approval from the Santa Rosa City School District Board of Directors to contract to convert 10 of the district’s schools to photovoltaic solar electric systems, a project worth approximately $23 million.  SPI will provide design and installation services and material for the project and is expected to realize approximately $20 million of the total project revenue for these contributions.  Solar Power Integrators will act as the project construction manager and SPI will also receive a portion of the construction management revenue through its interest in this joint venture partnership.  Preliminary work on the project is to begin immediately with a targeted completion date of October, 2008.

“This is a significant win for SPI for several reasons. This is our first contract with the state education system and we view this as a large market opportunity going forward.  Additionally, the size of this project gives us enhanced visibility into revenues for the next year, as such, we are issuing guidance for our 2008 fiscal year of at least $60 million in expected revenue and reiterating our guidance for profitability for the 2008 fiscal year,”  said Steve Kircher, CEO of SPI.

Individual systems within the district will range from 20 kW to 687 kW.  Solar Power, Inc.’s design teams will seek to optimize each system to achieve maximum output from the smallest possible system footprint. The entire project is to be financed through a Power Purchase Agreement, which is expected to provide significant benefit to the school district by allowing them to avoid any capital outlay for the project.

Well-known for its excellent schools, Santa Rosa City Schools has been attracting young families for many years. Santa Rosa City Schools has eleven elementary schools, five middle schools, five high schools, one alternative high school, one K-12 independent study programs, several day care programs and an adult education program.

About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. With a state of the art manufacturing facility in Shenzhen, China, Solar Power, Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing retail distribution network.

About Solar Power Integrators
Solar Power Integrators’ general partner, J.R. Conkey & Associates, is certified as a Disabled Veteran Business Enterprise (DVBE). James Conkey, President, a Vietnam-era disabled veteran, is past California Director for the Association of Service Disabled Veterans (ASDV) in Washington, D.C., and is also a past Treasurer of the California DVBE Alliance.   Solar Power, Inc. is a 49% partner, and exclusive provider for solar panels, design, and installation for Solar Power Integrators.

Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding SPI’s expected revenue from the project, the targeted completion date for the project, expected revenue guidance for fiscal 2008 and guidance regarding expected profitability in fiscal 2008. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially, including, but are not limited to, the negotiation and the terms of the formal contract among the parties, unanticipated delays or difficulties encountered in construction of the project, general business conditions, managing growth, and political and other business risk, executing on formal contracts for construction, the possibility that existing orders could be modified or cancelled, the timing and nature of customer orders, risks associated with supply chain management, and cost containment on key product components.  All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in SPI’s reports filed with the Securities and Exchange Commission, including the risk factors set forth in SPI’s Current Report on Form 8-K filed on December 3, 2007. SPI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.